N-SAR ITEM 77C

                       Van Kampen American Capital Trust




(a) A Special Meeting of Shareholders of each series of Van Kampen American Capital Trust was held on July 21, 1995.

(b)  The election of Trustees included:

     J. Miles Branagan, Richard E. Caruso, Philip P. Gaughan, Roger Hilsman,
     R. Craig Kennedy, Dennis J. McDonnell, Donald C. Miller, Jack E. Nelson, Don G. Powell, David Rees, Jerome L. Robinson, Lawrence J. Sheehan, Fernando Sisto, Wayne W. Whalen and William S. Woodside.

     Effective September 7, 1995, Mr. Caruso ceased serving as a Trustee and Ms. Linda H. Heagy commenced serving as a Trustee.

     Effective January 29, 1996, Messrs. Gaughan, Rees and Sheehan ceased serving as Trustees.

(c)  The following were voted on at the meeting:

     1) Approval of each series' reorganization and conversion to a Delaware business trust.

          High Yield Fund
                    For      19,205,145      Against    389,844

          Short-Term Global Income Fund
                    For      13,279,232      Against    466,482

          Strategic Income Fund
                    For      3,413,496       Against    83,166

          Emerging Markets Income Fund
                    For      700,300         Against    0


     2) Approval of change to the Short-Term Global Income Fund's Fundamental Investment Policy with respect to concentration in investments.

          For      13,182,624           Against    485,533


     3) Ratification of the selection of KPMG Peat Marwick LLP as independent accountants for each series' current fiscal year.


          High Yield Fund
                    For      23,102,728      Against    214,649

          Short-Term Global Income Fund
                    For      16,555,619      Against    189,325

          Strategic Income Fund
                    For      4,656,104       Against    42,470

          Emerging Markets Income Fund
                    For      700,300         Against    0


d)   Inapplicable





                                N-SAR Item 77I

                       Van Kampen American Capital Trust





     As of May 1, 1995, Class D Shares of Van Kampen American Capital High
      Yield Fund, Van Kampen American Capital Short-Term Global Fund, and Van Kampen American Capital Emerging Markets Income Fund have been eliminated.

     Also as of May 1, 1995, each series of the Van Kampen American Capital
      Trust amended the terms of its Class A Shares to include the following:

             "There is no sales charge payable at the time of purchase on those investments of $1 million or more, although for such investments the Fund imposes a contingent deferred sales charge of 1.00% on redemptions made within one year of the purchase. A commission will be paid to dealers who initiate and are responsible for purchases of $1 million or more as follows: 1.00% on sales of $2 million, plus 0.80% on the next million, plus 0.20% on the next $2 million and 0.08% on the excess over $5 million."